Plan Amendment
AMENDMENT TO THE
GINKGO BIOWORKS, INC.
2014 STOCK INCENTIVE PLAN
Effective April 8, 2020
This Amendment to the Ginkgo Bioworks, Inc. 2014 Stock Incentive Plan, as amended (the “Plan”) is effective as of the date first set forth above, such amendment having been approved by the Board of Directors of Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), on April 8, 2020 and approved by the holders of a majority of the Company’s outstanding shares of voting capital stock on April 27, 2020, in each case in accordance with Section 11(d) of the Plan. Capitalized but undefined terms shall have the meanings provided in the Plan.
As of result of the foregoing approvals, the Plan is hereby amended as follows:
1. Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:
“(a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)) for up to such number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:
(1) 66,604 (adjusted to reflect a one-for-forty (1:40) reverse stock split of Ginkgo Bioworks Holdings, Inc.’s Common Stock effected on August 19, 2024); and
(2) the number of shares of Common Stock subject to awards granted under the Company’s 2008 Stock Incentive Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code); and.
If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the two immediately preceding sentences shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

The undersigned, being the duly elected and acting Secretary of the Company, hereby certifies that the foregoing amendment was duly approved and adopted by the Board of Directors and the Stockholders of the Company effective as of the date first referenced above.

By:	/s/ Bartholomew Canton
Bartholomew Canton, Secretary